Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-273659, 333-239197, 333-232158, 333-226063, 333-218710, 333-206811, 333-200228 and 333-192555) and the registration statement on Form F-3D (No. 333-274310) of B2Gold Corp. of our report dated February 18, 2026 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Exhibit 99.1 to the Company’s current report on Form 6-K filed on February 18, 2026.

/s/PricewaterhouseCoopers LLP
Chartered Professional Accountants
Vancouver, Canada
February 18, 2026